Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Announces Second Quarter Earnings

Smithfield, Virginia (November 30, 2006)—Smithfield Foods, Inc. (NYSE: SFD) reported net income for the second quarter of fiscal 2007 of $44.7 million, or $.40 per diluted share, versus net income last year of $51.6 million, or $.46 per diluted share. Last year’s second quarter included pretax charges totaling $16.3 million, or $.09 per diluted share, in connection with the restructuring of east coast pork processing operations. Sales were $2.8 billion, compared with $2.9 billion a year ago.

Following are the company’s sales and operating profit by segment:

SEGMENT RESULTS - OPERATING PROFIT

SMITHFIELD FOODS, INC AND SUBSIDIARIES

(in millions)

	13 Weeks Ended		26 Weeks Ended
	October 29, 2006	October 30, 2005	October 29, 2006	October 30, 2005
Sales
Pork	$1,834.4	$1,798.3	$3,570.1	$3,627.2
Beef	632.8	683.6	1,256.5	1,404.6
International	220.6	297.6	502.4	581.9
Hog Production	463.7	483.0	922.1	956.5
Other	37.4	39.8	81.4	76.7

	3,188.9	3,302.3	6,332.5	6,646.9
Intersegment	(381.2)	(430.3)	(751.9)	(845.4)

Total Sales	$2,807.7	$2,872.0	$5,580.6	$5,801.5

Operating Profit
Pork	$25.2	$26.6	$44.5	$36.2
Beef	6.0	(4.3)	10.9	3.0
International	8.1	(1.3)	8.0	(6.5)
Hog Production	76.3	103.0	166.3	218.0
Other	10.2	10.4	15.6	17.7
Corporate	(18.3)	(20.3)	(39.4)	(43.6)

Total Operating Profit	107.5	114.1	205.9	224.8
Interest Expense	(43.8)	(36.8)	(84.7)	(74.2)

Income from Continuing Operations before Income Taxes	$63.7	$77.3	$121.2	$150.6

Results in the pork segment, excluding the charge in last year’s second quarter, were down from the same quarter a year ago, principally on lower fresh meat margins. Fresh pork volume was down seven percent from last year, reflecting lower processing levels resulting from a plant rationalization, a weak fresh meat environment, as well as somewhat reduced livestock availability in the company’s east coast pork processing operations. Packaged meats volumes were up nine percent, reflecting the impact of the acquisition of the Cook’s ham business and the Armour-Eckrich branded meats businesses. The strong sales of branded packaged meats and ready-to-eat products at Cook’s and Armour-Eckrich helped produce double-digit growth rates in important product categories, including ready-to-cook bacon, smoked hams, luncheon meats, smoked sausage, dry sausage, pre-cooked entrees and pre-cooked ribs. Excluding acquisitions, packaged meats volumes were down four percent.

Beef segment results increased substantially, reflecting higher margins in cattle raising, both company-owned and through the Five Rivers joint venture. Operating profits of the company’s cattle feeding investment swung from a loss of $2.3 million in last year’s second quarter to a profit of $4.6 million in the current quarter. Beef processing results also improved significantly.

Hog production operating profits declined significantly as a result of a seven percent lower number of head marketed and higher raising costs. The lower volumes reflect the impact of ongoing health issues in the company’s east coast livestock production operations. Raising costs increased from just under $40 per hundredweight in last year’s second quarter to over $41 per hundredweight this year on higher grain costs and under-absorbed overhead due to lower volumes. Live hog prices were about the same for both years at $50 per hundredweight versus $49 last year. The company said that the circovirus issue appears to be contained. Whereas availability of vaccines has been limited in the past, they have become more accessible in recent months. Mortality losses are sharply lower at farms where vaccines have been used.

In the Other segment, operating profit rose at the company’s joint venture, Butterball, LLC, the combination of the former Carolina Turkeys, LLC and the recently-acquired Butterball turkey business. The quarter includes one month of contribution of Butterball. The improved turkey results were offset by losses in the company’s bioenergy operations.

The international segment returned to profitability in the quarter, reflecting a positive contribution from the company’s recently formed joint venture, Groupe Smithfield, and significantly improved results in Poland. Groupe Smithfield, a 50/50 joint venture between Smithfield and Oaktree Capital Management, LLC, acquired the European meats business of Sara Lee Corporation on August 8. At the same time, the company contributed its French business, Jean Caby, to the joint venture. Results of the Animex meat processing operations in Poland have recovered nicely on higher volumes and improved margins.

“The results for the second quarter were solid in spite of generally unfavorable industry conditions, particularly in the pork segment,” said C. Larry Pope, Smithfield president and chief executive officer. “Fresh pork and packaged meats margins remained weak even as we entered the Fall period, traditionally the best time of the year. In addition, difficulties in the beef industry persist.”

“I am very optimistic about our Central European strategy going forward. Our Polish operations had a solid turnaround in the second quarter and Romania, while experiencing unfavorable near-term results, has made major progress. Following three years of investment in Romania, we now have a significant number of hogs to process and currently are opening our newly-renovated processing plant in Timisoara,” Mr. Pope said.

“Substantial attention is being given to the integration of several major acquisitions we have recently completed and to structuring our packaged meats business to be very competitive going forward,” said Mr. Pope. “We have shuttered underutilized operations, focused on lowering plant overhead costs and invested in new, state-of-the-art plant and equipment. I believe that we are realigning our cost structure within existing operations, as well as newly-acquired operations, that will position us very favorably in the future,” he said.

Mr. Pope said that Groupe Smithfield is working toward the full integration of Jean Caby and the previous Sara Lee European meats business and they are off to a good start. “John Morrell is assimilating the pork assets acquired from ConAgra Foods, Inc. and is integrating those assets and brands under the new Amour-Eckrich banner. The Carolina Turkeys joint venture management has done an extraordinary job of merging the two turkey operations and corporate cultures into the newly-formed Butterball, LLC,” Mr. Pope said.

“Integration of core businesses into the Smithfield Family is something to which we are very accustomed and has been one of our strengths over the years. While the recent acquisitions and investments have been relatively large, the integration strategies we have used for the last 20 years remain the same. I am highly confident we can manage this process and are creating an even stronger earnings base for the future,” Mr. Pope said.

“The recent rise in grain prices will increase growing costs and likely impact margins if they persist,” said Mr. Pope. “Corn prices, as well as other input costs, will continue to affect live production results. However, this is an industry with very thin margins, both in red and white meat. As such, any significant cost increases will have to be passed through in selling prices relatively quickly to maintain margins. While margins are notoriously difficult to predict and can change rapidly, I am confident that we are putting in place plant operations and sales strategies for fresh product and packaged meats that should benefit us going forward. These changes, combined with improving results in our European operations, give me a great deal of confidence in the processing side of the business,” he said.

“As I assume the reins as chief executive officer, I have never been more excited about the opportunities for Smithfield. We are building a very solid company with earnings potential to reward our shareholders as we have done in the past. Although the near-term conditions are challenging, the long-term prospects look terrific,” said Mr. Pope.

Smithfield Foods has delivered a 24 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 29, 2006	October 30, 2005	October 29, 2006	October 30, 2005
Sales	$2,807.7	$2,872.0	$5,580.6	$5,801.5
Cost of sales	2,545.6	2,589.9	5,040.8	5,245.7

Gross profit	262.1	282.1	539.8	555.8
Selling, general and administrative expenses	174.2	172.4	347.4	343.2
Interest expense	43.8	36.8	84.7	74.2
Equity in income of affiliates	(19.6)	(4.4)	(13.5)	(12.2)

Income from continuing operations before income taxes	63.7	77.3	121.2	150.6
Income taxes	19.0	25.7	37.6	50.0

Income from continuing operations	44.7	51.6	83.6	100.6
Loss from discontinued operations, net of tax	—	—	(3.9)	—
Loss on sale of discontinued operations, net of tax	—	—	(10.4)	—

Net income	$44.7	$51.6	$69.3	$100.6

Income per share:
Basic:
Continuing operations	$.40	$.46	$.75	$.91
Discontinued operations	—	—	(.13)	—

Net income	$.40	$.46	$.62	$.91

Diluted:
Continuing operations	$.40	$.46	$.75	$.90
Discontinued operations	—	—	(.13)	—

Net income	$.40	$.46	$.62	$.90

Weighted average shares outstanding:
Basic	111.3	111.1	111.2	111.1
Diluted	112.1	112.1	112.0	112.1

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